Exhibit 99(i)(2)

Transamerica Asset Management, Inc.
P.O. Box 9012
Clearwater, Florida 33758-9012
727-299-1800

April 29, 2010

Transamerica Partners Funds Group
570 Carillon Parkway
St. Petersburg, Florida 33716

Re:	Transamerica Partners Funds Group
Offering of Shares of Beneficial Interest
Post-Effective Amendment No. 40
File Nos.: Registration No. 33-61810 and 811-07674

Gentlemen:

In my capacity as Vice President, General Counsel and Secretary, I have acted as counsel for Transamerica Partners Funds Group (the “Fund”) and have reviewed the Registration Statement under the Securities Act of 1933 on Form N-1A, and amendments thereto, with respect to the offer and shares of beneficial interest, no par value, of the above-referenced Fund.

I have examined the Fund’s Declaration of Trust and Bylaws, as amended; the proceedings of its Board of Trustees relating to the authorization, issuance, and proposed sale of the shares; and such other records and documents as I deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the shares of beneficial interest of the Fund in the manner contemplated by the aforesaid Registration Statement, as amended, such shares were validly issued, fully paid and nonassessable outstanding shares of beneficial interest of the Fund.

Very truly yours,

/s/ Dennis P. Gallagher, Esq.

Dennis P. Gallagher, Esq.
Vice President, General Counsel
and Secretary